Exhibit 99.01


        ABIOMED Receives FDA Approval to Commence IMPELLA 2.5 U.S. Trial;
           Indication for Use is Support During High-Risk Angioplasty


     DANVERS, Mass.--(BUSINESS WIRE)--May 25, 2006--ABIOMED, Inc. (NASDAQ: ABMD) today announced that the U.S. Food and Drug Administration (FDA) granted approval for the Company to commence its pilot clinical trial immediately in the United States for the IMPELLA(R) 2.5 minimally invasive ventricular assist device (VAD). The approval is conditioned upon the Company's submission of additional information to the FDA over the next 45 days. The indication for use is support during "high-risk" angioplasty for up to five days as a left ventricular assist device. Angioplasty, performed in the catheterization lab, is the insertion of a catheter-guided balloon and is used to open a narrowed coronary artery. A stent (a wire-mesh tube that expands to hold the artery open) is usually placed at the narrowed section. High-risk angioplasty is defined as patients undergoing angioplasty on an unprotected left main coronary artery lesion, or the last patent coronary conduit, and poor cardiac function.
     "We are very excited to receive this approval to begin the trial for our breakthrough IMPELLA 2.5 product. We believe IMPELLA will change the standard of care in the cath lab," stated Michael R. Minogue, Chairman, President and CEO of ABIOMED. "Our results in Europe for high-risk patients have been outstanding. We estimate that approximately 5%-10% of the one million U.S. angioplasty patients could benefit in the future from IMPELLA technologies."
     "The IMPELLA 2.5 is a highly advanced, minimally invasive VAD that can be utilized in the cath lab to provide patients support during a procedure," stated William O'Neill, Corporate Director of Cardiology, William Beaumont Hospital System. "We hope to demonstrate that the IMPELLA system, with its unique capability to unload the left ventricle and enhance flow to the body, will improve the safety of complex, high-risk angioplasty procedures."
     The Company intends to conduct the pilot investigation on the IMPELLA 2.5 with no more than seven hospitals and 20 patients. Based on the Centers for Medicare and Medicaid (CMS) category B2 status, the hospitals could be eligible for full reimbursement during the trial. ABIOMED will conduct a conference call in the future to outline the details of the trial.

     ABOUT ABIOMED

     Based in Danvers, Massachusetts, ABIOMED, Inc. is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the IMPELLA(R) RECOVER(R) minimally invasive cardiovascular support systems under CE Mark approval. The IMPELLA(R) 2.5 is an investigational device limited by Federal Law solely to investigational use in the United States. Other IMPELLA devices are not yet available for sale in the United States. The Company's AbioCor(R) Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

     FORWARD-LOOKING STATEMENTS

     This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.


    CONTACT: ABIOMED, INC.
             Daniel Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             ABIOMED, INC.
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com